Exhibit (p13)

Trustbridge Partners (the “Company”) is a group of asset management companies comprising of a private equity business typically investing in unlisted, private companies (“Private Side”) and a hedge fund business investing in listed public securities (“Public Side”). This document contains sections extracted from the Company’s Compliance Manual and Code of Ethics for the purpose of complying with TIP’s requirement to form the Company Code of Ethics for TIP’s registration statement.

Chapter 1   Personal Account Dealing Rules

1.1	General Policy

The Company requires that all Employee investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Company and its Clients. To this end, the Company has adopted the procedures set forth below.

1.2	Introduction

All Employees are, as a condition of their employment, required to familiarise themselves and comply with the Company's personal account dealing rules and the terms of their employment contract.

This policy applies to all “Covered Accounts” of Employees, including accounts maintained by or for:

•	The Employee’s immediate family members including children, parents, spouse, parents-in-law regardless of whether they share the Employee’s household;
•	Any person over whom Employees exercise control and influence;
•	Any persons whose judgement the Employee can reasonably be expected to influence; (This will include, for example, an Employee’s spouse or partner and all of their children under the age of 18, and any trust, private company or arrangement with another party in which the Employee or spouse has an effective voice in investment decisions.)
•	Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs are managed by the Employee or (ii) for whom the Employee holds discretionary authority over financial accounts; and
•	Any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control.

It is the Employee’s responsibility to ensure family members and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it.

The personal dealing rules shall be subject to regular review and Employees will be notified of any amendments in writing and form part of these personal dealing rules.

When dealing or trading for their own accounts or for the accounts of another person (as permitted under these personal dealing rules), Employees are required to comply with all requirements set out in all applicable legislation and regulations.

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It is the responsibility of Employees to ensure that they are familiar with these personal dealing rules and are aware of all applicable legal requirements in connection with such dealing or trading. If at any time, any Employee is in doubt concerning compliance with these personal dealing rules, he or she should contact the CCO for advice.

Employees are reminded that compliance with these personal dealing rules is part of their terms of employment and the breach of any of these rules will result in disciplinary action, up to and including summary dismissal.

1.3	Definition of Non-Discretionary Managed Account

A “Non-Discretionary Managed Account” is an account over which the Employee has no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser. For an Employee to claim this status, sufficient documentation must be provided to the CCO to illustrate the investment relationship.

1.4	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments including: stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products. A Reportable Security does not include:

•	Transactions and holdings in direct obligations of the U.S. government;
•	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
•	Shares issued by money market funds;
•	Shares issued by open-end funds; provided that such funds are not advised by the Company or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common control with the Company; and
•	Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Company or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Company.

1.5	Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit an Initial or Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan1.

1.6	Reporting of Employee Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO.

1 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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1.6.1	Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities:

•	The title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each security;
•	The name of the broker, dealer or bank, account name, number and location; and
•	The date that the Initial Holdings Report was submitted by the Employee.

1.6.2	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” attached as Appendix 10 to the Company’s Compliance Manual for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings2, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted annually by 31 January and must be current as of a date not more than 45 days prior to the date the Annual Holdings Report is submitted.

1.6.3	Monthly Transaction Report

Each Employee must report to the CCO all information contained on the “Monthly Transaction Report” attached as Appendix 11 to the Company’s Compliance Manual for all Reportable Securities in Covered Accounts. The Monthly Transaction Report must be submitted no more than 30 days after the end of each month and must cover all transactions during the quarter and identify any newly opened Covered Accounts. Employees with no personal securities transactions during the month are required to submit a Monthly Transaction Report confirming the absence of any transactions.

1.6.4	Brokerage Statements in lieu of Report

In lieu of a Monthly Transaction Report, an Employee may provide the CCO with copies of the monthly brokerage account statements relating to each Covered Account. Such brokerage statements must be submitted within 30 days of the end of the calendar month.

1.7	Preclearance of Trades

Employees must obtain the CCO’s or his delegate’s preclearance for all transactions in Covered Accounts of Reportable Securities. This preclearance may be requested by submitting the form attached as Appendix 12 to the Company’s Compliance Manual or by email containing the same information as in the form. The preclearance request is to be submitted to the CCO or to another party as may from time to time be designated by the CCO. Any preclearance given will remain in effect for 24 hours. All Employees are required to hold all personal investments for at least 30 days unless otherwise has been requested from the CCO or his delegate and approval has been granted.

2 “Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

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1.8	Limited Offerings

Employees and their immediate family members must obtain written pre-approval from the CCO or his delegate before entering into Limited Offerings, at times termed private investments, using the form attached as Appendix 13 to the Company’s Compliance Manual. Limited Offerings include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO or his delegate to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO or his delegate of any changes in the investment and provide the CCO or his delegate with a written yearly update.

1.9	Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific account from coverage under the Code must contact the CCO for an exemption/waiver request.

1.10	General Prohibitions

Employees shall comply with the following personal dealing rules:

•	The Employee must obtain approval from the CCO for opening any Covered Accounts,
•	Employees may not buy or sell an investment on a day in which the Company has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn.
•	Cross trades between Employees and the Clients (where an Employee buys or sells securities to the Clients and/or the Clients’ account) are strictly prohibited.
•	Employees are prohibited from short selling securities recommended to the Clients.
•	Employees are prohibited from participating in initial public offers (“IPOs”) available to the Clients and should not use their positions to gain access to IPOs for themselves or any other person.
•	Employees may not buy or sell an investment for their personal account within one trading day before (if aware of the forthcoming transaction or advice, as applicable) or after a transaction or a recommendation, as the case may be, is made or proposed by the Company.
•	Employees shall not engage in personal dealings or trading in securities or derivatives where they know their personal interest conflicts in any way with the interest of the clients. In the event of potential conflict, the interests of the clients shall always have priority.
•	Employees are prohibited from both the purchase from or the sale to the clients of any securities or other property for his personal account, nor are employees allowed to engage in any personal transaction to which the clients is known to be a party, or which transaction may have a significant relationship to any action taken by the clients.
•	Employees are advised to keep a trading record in the office in case a question arises from any matter relating to their personal dealings.
•	Employees are prohibited from purchasing or selling any security for their personal account or for the Clients’ account while in possession of material, price-sensitive non-public information concerning the security or the issuer.

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•	Settlement of personal trades must occur within the normal settlement time for the relevant market.
•	Employees shall not take advantage of their position within the Company to effect any transaction or to obtain favourable treatment in relation to those transactions.

1.11	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of or for a Client, purchasing or selling securities that appear on the Restricted List, unless otherwise approved by the CCO. If such pre-trade approval request is submitted to the CCO, the CCO must consult the Conflicts Committee to assess and establish whether to allow such trade. The Employee requesting to trade a security on the Restricted List is required to submit a detailed rationale for the trade request and all background facts in support of the trade.

A security may be placed on the Company’s Restricted List for a variety of reasons including, but not limited to:

•	The Company is in possession of material, nonpublic information (“MNPI”) about an issuer;
•	A Company Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Company or such Employee to receive MNPI;
•	The Company has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;
•	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;
•	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor”, may present the appearance of a conflict of interest or an actual conflict of interest; and
•	The CCO has determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

The Company may also implement client-specific restricted lists that apply only to the specific client requesting such restrictions and will not be applied firm-wide. Such restrictions will generally be treated as investment restrictions for the specific client and hence hard coded in the trading system as pre- and post-trading controls.

1.12	Review and Retention of Reports

The CCO shall review the holdings reports, transaction reports and the preclearance forms to determine whether any violations of the Company’s policies or of the applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Company determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

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1.12.1	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify senior management and the Company may impose sanctions as it deems appropriate.

1.12.2	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Company is required to disclose the contents of such reports to regulators.

Chapter 2   Code of Ethics

The Code of Ethics Rule3 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. This Code of Ethics section (the “Code”) together with this Compliance Manual sets forth standards of conduct expected for any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Company or any other person who provides investment advice on behalf of the Company and is subject to the Company’s supervision and control. The Code reflects the Company’s and each Employee’s fiduciary duty to the Company’s Clients. The Code should be read in conjunction with the Compliance Manual.

The following standards of business conduct will govern the interpretation and administration of this Code:

•	The interests of the Company’s Clients must be placed first at all times;
•	Employees should not take inappropriate advantage of their positions; and
•	Employees must comply with all applicable securities laws.

The Code and the Manual are designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees of the Company are expected not only to abide by the letter of these compliance documents, but also their spirit, by upholding the fundamental ideals of the Company which include integrity, honesty and trust.

2.1	Oversight of the Code Of Ethics

2.1.1	Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation on” form (attached as Appendix 17 to the Company’s Compliance Manual) upon hire and annually thereafter, certifying that he or she has read and understands the Manual and the Code’s contents.

2.2	Reporting Violations

All Employees must promptly report any violations of the Code and federal securities laws to the CCO.

3 Rule 204A-1 of the Advisers Act.

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2.2.1	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Company may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC of the violations.

2.3	CCO’s Preclearance Requests

In all circumstances requiring preclearance under the Code, the Operations Director Gladys Wong will provide preclearance to the CCO.

2.4	Code Of Ethics

This Code of Ethics consists of the following policies found in the Company’s Manual:

•	Chapter 6: General Dealing Rules (and specifically sub-section 6.13 relating to Expert Network usage)
•	Chapter 7: Market Conduct
•	Chapter 11: Personal Account Dealing Rules
•	Chapter 12: Gifts, Entertainment, Benefits in Kind and Outside Business Interests
•	Chapter 13: Political Contributions and Pay to Play

2.5	Code Of Business Conduct And Ethics

The Company has and will continue to uphold a high level of business ethics and personal integrity in all types of transactions and interactions. To this end, this Manual and the Code is intended to (1) emphasize TBP’s commitment to ethics and compliance with the law, (2) set forth basic standards of ethical and legal behaviour, (3) provide reporting mechanisms for known or suspected ethical or legal violations, and (4) help prevent and detect wrongdoing. Given the variety and complexity of ethical questions that may arise in TBP’s course of business, this Code serves only as a guide. Confronted with ethically ambiguous situations, Employees should be mindful of TBP’s commitment to high ethical standards and seek advice from TBP’s CCO or other appropriate personnel, such as members of the legal department, to ensure that all actions taken on behalf of TBP honour this commitment.

2.5.1	Ethical Standards

Investment Assessment

Investments shall only be made in companies which, in the opinion of TBP, comply with the demands laid down in established international conventions. TBP considers that companies have a responsibility to adhere to the conventions, regardless of whether the conventions are directed towards states or individuals, and regardless of whether the countries where companies do business are bound by the conventions or have weaker legislations.

The main conventions that come into question are:

•	conventions on human rights
•	conventions on children and their rights
•	ILO conventions
•	International environmental conventions

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•	Conventions against bribery and corruption
•	OECDs Guidelines for Corporate Governance

These conventions provide that

•	each and every person has a right to life, freedom and personal safety,
•	no individual shall be discriminated against on grounds of race, color, sex, language, religion, political or any other opinion, national or social origin, property, ancestry or standing in general,
•	forced labor and slavery are forbidden,
•	each and every individual who works has a right to fair and satisfactory compensation that ensures them and their family an existence befitting a human being,
•	each and every individual has the right to rest and leisure time, reasonable working hours and a regular salaried vacation,
•	each and every individual has the right to form and join trade unions to protect their interests and receive protection against anti-union discrimination,
•	the minimum age for working may not be lower than the age for completion of compulsory education, and in any case no lower than 15 years of age (14 years of age in certain countries that so request) and also the 18 year age limit shall apply to particular hazardous jobs.

Method for assessment

TBP will invest in shares of companies with significant exposure in China. All of these companies will be examined externally on the basis of the above principles. Companies that fall outside the investment universe might be examined on best effort basis. TBP will not invest in companies that fail such an examination.

Decisions shall not be made arbitrarily but shall be based on official examinations into individual cases. Only breaches of the rules where a company has acknowledged responsibility or if the issue has been decided by an international tribunal or a court will be taken into consideration. The seriousness of the breach in the opinion of the tribunal and what measures the company takes to rectify the alleged unsatisfactory conditions will also be taken into account. The examination shall also take positive aspects into account. An example of this would be if a company obtains environmental certification. Decisions on whether investments will be allowed or not, will be made upon following an overall assessment of these conditions. It may be noted that the method does not mean companies will be excluded solely on account of the production of certain products (such as tobacco, alcohol, weapons) the manufacture of which is not illegal.

2.6	Code of Ethics in light of Management of Assets of US Registered Investment Companies

Standards of Conduct. In addition to complying with the Company’s Code of Ethics contained in this Chapter (and the other sections of the Compliance Manual cited therein), in accordance with Rule 17j-1(b) under the Investment Company Act, none of the Company, its affiliates or any Employee may, in connection with the purchase or sale, directly or indirectly, by that person of a security held or to be acquired by a company registered with the SEC under the Investment Company Act (“RIC”): (i) employ any device, scheme or artifice to defraud the RIC; (ii) make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or (iv) engage in any manipulative practice with respect to the RIC.

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Reports to Board. In accordance with Rule 17j-1(c)(2)(ii) under the Investment Company Act, upon request, the Company will furnish to a RIC’s board of directors a written report that: (i) describes any issues arising under the Company’s Code of Ethics since the last report to the board of directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violations; and (ii) certifies that the Company has adopted procedures reasonably necessary to prevent Employees from violating the Code of Ethics.

Recordkeeping. The Company will, at its principal place of business, maintain the following records, and will make those records available to the SEC or any representative of the SEC upon request:

(i) a copy of the Code of Ethics then in effect, or the Code that was in effect any time within the past five years (maintained in an easily accessible place);

(ii) a record of any violation of the Code of Ethics, and of any action taken as a result of the violation (maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs);

(iii) a copy of each report made by an Employee under Chapter 1 (Personal Account Dealing Rules) (maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place);

(iv) a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports (maintained in an easily accessible place); and

(v) a copy of each report sent to a RIC board of directors (maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place).

In addition, the Company must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Employee of Limited Offerings or initial public offerings for at least five years after the end of the fiscal year in which the approval is granted.

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